Exhibit 99.1

DSP Group, Inc. Reports First Quarter 2007 Earnings

SANTA CLARA, Calif., Apr 26, 2007—DSP Group, Inc. (NASDAQ: DSPG), a worldwide leader in developing and providing chip-set solutions for residential wireless connectivity, announced today its results for the first quarter ended March 31, 2007.

First Quarter Results:

Revenues for the first quarter of 2007 were $49,288,000, a decrease of 5% from revenues of $51,952,000 for the first quarter of 2006. Net income for the first quarter was $1,364,000, a decrease of 76% from net income of $5,638,000 for the first quarter of 2006. Diluted earnings per share (EPS) for the first quarter of 2007 were $0.05, a decrease of 72% from $0.18 for the first quarter of 2006. Pro forma net income for the first quarter of 2007, which excludes equity-based compensation expenses, was $5.3 million or $0.19 per share on a diluted basis.

Eli Ayalon, Chairman and CEO of DSP Group, stated: “We continue to face pressure on ASPs, which caused our revenues to decline as compared to the first quarter of 2006. Nevertheless, sales of our CoIP (Cordless over IP) products, which we consider to be a future growth driver for the company, increased significantly in the quarter and exceeded our combined revenues for all three quarters of CoIP sales in 2006. Moreover, we also succeeded in achieving two design wins during the quarter, with two new customers for CoIP products. Our cash and marketable securities increased by $6.4 million during the quarter. The overall financial results of the Company for the first quarter of 2007 reflected solid execution in a challenging environment.”

About DSP Group

DSP Group, Inc. is a fabless semiconductor company, offering advanced chip-set solutions for a variety of applications. DSP Group is a worldwide leader in the short-range wireless communication market, enabling home networking convergence for voice, video & data. By combining its in-house technologies of Digital Signal Processors (DSPs), portfolio of wireless communication protocols, including DECT, Bluetooth and Wi-Fi, most advanced Radio

Frequency CMOS and SiGe, as well as VoIP ICs, DSP Group is a worldwide leader and a one-stop-shop for a wide range of applications. These applications include ISM band digital 900MHz, 2.4GHz and 5.8GHz telephony, European DECT (1.9GHz) telephony, Bluetooth systems for voice, data and video communication and deployment in residential, SOHO, SME, enterprise and automotive applications. DSP Group ICs provide solutions for MP3 players, VoIP Phones, Gateways, and Integrated Access Devices and are widely used in Digital Voice Recorders. More information about DSP Group is available at www.dspg.com.

Earnings conference call

DSP Group has scheduled a conference call for 8:30 a.m. EDT today to discuss the financial results for the first quarter of 2007 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to: http://ir.dspg.com./phoenix.zhtml?c=101665&p=irol-calendar.

If you cannot join the call, please listen to the replay, which will be available for approximately two weeks after the call on DSP Group’s Web site or by calling the following numbers:

—US Dial-In # 1-888-286-8010 (passcode: 74863061)

—International Dial-In # 1-617-801-6888 (passcode: 74863061)

For more information, please contact Ofer Elyakim, Director of Investor Relations and Business Development, DSP Group Inc. at (408) 986-4421; or e-mail: ofere@dsp.co.il.

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
	Unaudited	Unaudited
Product revenues and other	$49,288	$51,952
Cost of product revenues and other	30,001	30,355

Gross profit	19,287	21,597
Operating expenses:
Research and development	12,757	10,901
Sales and marketing	4,197	3,806
General and administrative	3,596	2,800

Total operating expenses	20,550	17,507

Operating income/(loss)	(1,263)	4,090
Other income :
Interest and other income, net	3,652	3,109

Income before provision for income taxes	2,389	7,199
Provision for income taxes	1,025	1,561

Net income	$1,364	$5,638

Net earnings per share:
Basic	$0.05	$0.19
Diluted	$0.05	$0.18

Weighted average number of shares of Common stock used in the computation of:
Basic	28,455	29,477
Diluted	28,691	30,784

Unaudited Reconciliation of GAAP to Pro Forma Non-GAAP Financial Measures

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
	Unaudited	Unaudited
GAAP net income	$1,364	$5,638
Equity-based compensation expense included in cost of product revenues and other	166	78

Equity-based compensation expense included in R&D	2,088	1,222

Equity-based compensation expense included in SG&A	1,900	1,193

Tax benefit resulting from equity-based compensation	(185)	(87)

Pro Forma net income	$5,333	$8,044

Pro Forma diluted earnings per share	$0.19	$0.26

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2007	December 31, 2006

	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$35,168	$37,344
Marketable securities and cash deposits	134,059	132,170
Trade receivables, net	26,069	21,489
Inventories	12,648	14,366
Other accounts receivable	5,199	4,049
Deferred income taxes	1,503	1,516

Total current assets	214,646	210,934

Property and equipment, net	13,779	12,644

Long term marketable securities	186,066	179,368
Severance pay fund	5,905	5,689
Deferred income taxes	2,562	1,987
Other assets	3,097	3,366

Total assets	$426,055	$413,988

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,177	$12,205
Other current liabilities	27,381	28,969

Total current liabilities	47,558	41,174

Accrued severance pay	6,246	6,065

Stockholders’ equity:
Common stock	28	28
Additional paid-in capital	220,194	216,041
Accumulated other comprehensive income	22	28
Retained earnings	194,379	195,198
Less – Cost of treasury stock	(42,372)	(44,546)

Total stockholders’ equity	372,251	366,749

Total liabilities and stockholders’ equity	$426,055	$413,988